University General Health System Provides Market Guidance Regarding Second Quarter Results

Average Daily Census and Surgical Volumes Continue to Increase

HOUSTON, TX -- (Marketwired - August 29, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced certain preliminary information regarding the quarter ended June 30, 2013. The Company reported that Average Daily Census ("ADC") levels at its flagship hospital in Houston increased by approximately 20%, when compared with the prior-year quarter, while occupancy rates continued to improve at University General Hospital - Dallas, which was acquired in December 14, 2012. Surgical volumes at University General Hospital in Houston rose approximately 28% relative to the second quarter of 2012, while the Dallas hospital reported approximately 53% increase in surgical volumes relative to the month of December 2012.

"We are very pleased to announce that ADC levels and surgery volumes at our flagship Houston hospital have continued to post consistent growth, year-over-year and quarter-over-quarter, for ten consecutive quarters," stated Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "We would expect this to be evident in our financial performance for the second quarter and first half of 2013."

"During the most recent quarter, we also refinanced the HUD insured loans on two of our senior living facilities on terms that we consider very favorable," added Donald Sapaugh, the Company's President. "The loan on our Trinity Oaks of Pearland facility was refinanced at an interest rate of 3.92% on a non-recourse basis, and Trinity Hills of Knoxville was refinanced with a non-recourse loan carrying an interest rate of 4.23%. We remain very pleased with above-industry-average occupancy rates achieved by our TrinityCare Senior Living subsidiary during the first half of 2013."

Due to a recent change in auditors, combined with the acquisition of the Dallas hospital and certain accounting and tax calculations, the Company has yet to file its Form 10-K for the year ended December 31, 2012 and its Forms 10-Q for the quarters ended March 31, 2013 and June 30, 2013. The Company is nearing the completion of its audit for 2012 and will file the 10K and the remaining reports with the SEC as soon as possible.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers physician-centric and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area, and has made numerous acquisitions in the Dallas market to compliment its expansion in the Dallas market. Also, University General owns three senior living facilities, manages six senior living facilities, and reports a support services segment that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

Donald Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com